Exhibit 99.1
NEWS RELEASE

Contact:	Gregg Lampf
(443) 327-1532
glampf@safenet-inc.com
www.safenet-inc.com
SafeNet Reports Fourth Quarter and 2005 Financial Results
Fourth Quarter Revenue Grew 21%; Full Year Revenue Grew 31%;
Fourth Quarter Non-GAAP EPS a Record; GAAP EPS Grew 60%;
Company Updates Guidance
BALTIMORE, Maryland—February 2, 2006 — SafeNet (NASDAQ: SFNT), setting the standard for information security, today announced results for the fourth quarter and year ended December 31, 2005.
Fourth Quarter and Annual 2005 Revenues
Revenues for the three-month period ended December 31, 2005, increased 21% to $77.1 million, compared to $63.8 million for the same period in 2004. On a sequential basis, revenues increased by 23% from the third quarter of 2005, or approximately $14 million, lead by the first deliveries of the KIV-7M top secret-grade link encryptor.
Revenues for the year ended December 31, 2005 increased 31% to $263.3 million, compared to $201.6 million for year ended December 31, 2004.
Non-GAAP Earnings
Non-GAAP net income for all periods in 2005 and 2004 excludes the after-tax impact of non-cash acquisition expense for amortization of acquired intangibles, and acquisition related compensation charges for unvested stock options, and other one-time integration and non-recurring charges at an assumed 35% effective income tax rate.
Non-GAAP net income for the 2005 fourth quarter was $11.7 million, or $0.45 per diluted share, compared to $11.0 million, or $0.44 per diluted share, for the quarter ended December 31, 2004. Non-GAAP net income for the year ended December 31, 2005, was $34.1 million, or $1.33 per diluted share, compared to $30.7 million, or $1.36 per diluted share, for the year ended December 31, 2004.

GAAP Earnings
Reported net income under generally accepted accounting principles (GAAP) for the quarter ended December 31, 2005, was $7.1 million or $0.28 per diluted share, which compares to a GAAP net income of $1.2 million, or $0.05 per diluted share, for the same period of 2004.
Reported net income calculated on a GAAP basis for the year ended December 31, 2005, was $4.1 million or $0.16 per diluted share, which compares to net income of $2.2 million, or $0.10 per diluted share for 2004.
Anthony Caputo, Chairman and CEO of SafeNet, stated, “While our fourth quarter results were adversely affected by the lack of budget resolution in the federal government, we nonetheless are very pleased with SafeNet’s accomplishments in 2005. Our revenues grew 31% year over year, and our non-GAAP EPS in the fourth quarter was an all time record for our company, with GAAP EPS growing 60%. We announced the largest contract in our company’s history — $150 million for our KIV-7M classified government encryptor, our OEM, Rights Management, and Borderless business lines grew at strong double digits. We successfully integrated key acquisitions, and we launched several new products that have had immediate early successes in the market.”
2005 Business Highlights
Government
Cryptographic Modernization Initiative (CMI)
•	U.S. Department of Defense (DoD) awarded SafeNet a $150 Million Indefinite Delivery Indefinite Quantity (IDIQ) contract for its new KIV-7M Link Encryptor, representing the largest contract in SafeNet’s history. The KIV-7M is the first product to market that conforms to the National Security Agency’s (NSA) CMI, with the first shipments having begun in the fourth quarter of 2005. SafeNet has estimated the total KIV-7M revenue opportunity to range approximately between $540 million and $860 million, with the overall CMI-related product revenue opportunity ranging approximately between $650 million and $1 billion.

•	The DoD, as part of the CMI, awarded SafeNet a contract to develop the Enhanced Crypto Card (ECC). The ECC is the next-generation version of SafeNet’s successful FORTEZZA Plus Crypto Card. The value of the contract is $7.7 million.

•	The NSA certified the most recent version of SafeNet’s top secret-grade family of satellite ground station products. During the last five years, over 800 units of the legacy family of products have been delivered and are in U.S. Government service. SafeNet estimates that the satellite opportunity associated with the CMI could represent approximately $30 million to $50 million in revenue through 2011, which is part of the overall opportunity cited above.

Other Achievements
•	SafeNet’s subsidiary, SafeNet Mykotronx, was assessed under the Software Engineering Institute’s (SEI) Capability Maturity Model® (CMM) and rated at level 3. A CMM Level 3 rating is the Software Engineering Institute’s standard for benchmarking the commercial and defense industry’s best practices for software engineering. The DoD views CMM as a necessity and now requires all their software developments to be performed by contractors that are rated CMM Level 3 or higher.

•	SafeNet signed an agreement with a major commercial equipment vendor that is expected to lead to new Type 1 products, and a unique market position for SafeNet and this commercial partner. Current plans are that the products will be ready by early 2007.

•	SafeNet’s entire line of SafeXcel™ security processors received Federal Information Processing Standards (FIPS) Cryptographic Module Validation from the U.S. Government’s National Institute of Standards and Technology (NIST). All U.S. Government Agencies are required to use security solutions that are FIPS validated, and we believe SafeNet holds the most NIST certifications in the industry.
Networking (High Speed) and Borderless Security
•	Guangzhou Railway Group (GRG), China’s most important transportation service, selected SafeNet’s Borderless iKey USB authentication tokens to launch its online ticketing service this year. GRG set up the online ticketing service system, using SafeNet’s iKey as its two-factor authentication, to install personal credentials and all necessary data for purchasing tickets in an efficient manner. GRG will offer this service to large enterprise companies, who can apply for an online account with GRG. These companies will receive SafeNet’s iKey to access the system and reserve tickets for their employees.

•	SafeNet and Phoenix Technologies Ltd. partnered to deliver a new and advanced method for ensuring the protection of PCs and other digital devices from unauthorized access. This simple to manage and use capability leverages SafeNet’s Borderless iKey® USB authentication tokens and Phoenix’s TrustedCore™ technology to protect devices from unauthorized use at the core BIOS level. This solution has particular significance in light of the increasing problem of laptop theft. The FBI has reported that laptop theft losses for 2004 increased to over $6.7 million, and that over 97% of stolen laptops are never recovered.

•	SafeNet’s SafeEnterprise™ SONET/SDH Encryptors were shown to deliver better performance for high-speed, low-latency applications such as disaster recovery, storage area networks, and metro and campus applications than one of the industry’s highest performing IPSec routers. The testing, conducted by Rochester Institute of Technology’s Golisano College of Computing and Information Sciences, confirms that SafeNet’s network security devices provide high speed encryption without compromising fiber optic speed or performance. Dr. Luther Troell from RIT’s Golisano College of Computing and Information Sciences said of the results, “The SafeNet SONET Encryptor outperformed in all areas we tested.”

Rights Management
Product Announcements
•	SafeNet launched Sentinel® RMS, a comprehensive rights management solution that streamlines the license management process. Sentinel RMS dramatically reduces or eliminates many of the costs normally associated with license management by automating this process and integrating it with back-office systems. Sentinel RMS includes components for design, automated fulfillment, and ongoing management. This product is also the only software licensing solution that provides secure role-based management, allowing software vendors to easily separate the functions of license creation, generation, and delivery. It has been selected by some well-known companies including certain appliance manufacturers that are using RMS to improve their customer service and cost structures by leveraging the efficiencies of the Internet to more quickly and effectively deliver added capabilities to deployed products.

•	SafeNet launched Sentinel Hardware Keys, a software rights management token that protects software vendors from unauthorized use or distribution of their products. Sentinel Hardware Keys are the first and only hardware tokens to incorporate public key cryptography, AES encryption and internal authentication. The result is an ultra-secure hardware token that still offers the highly flexible licensing for which the SafeNet Sentinel product line is known.

•	SafeNet launched Unified Software Protection (USP), the world’s first comprehensive solution for protecting software products from unauthorized use and distribution. Leveraging SafeNet’s unique portfolio of rights management products and services, USP serves to protect the assets of software vendors throughout the entire product lifecycle – from development, delivery and management to monitoring and mitigation.

•	SafeNet launched DRM Fusion, a 5th generation, interoperable Digital Rights Management (DRM) server-side solution. Fusion implements and extends multiple DRM technologies such as Windows Media DRM 9 and 10 and OMA DRM while providing common integration interfaces. Fusion is a DRM solution for wireless and wireline operators and service providers.

•	SafeNet’s DRM Solutions were among the first to demonstrate interoperability with leading device manufacturers at the first Open Mobile Alliance’s (OMA) TestFest for DRM V2.0. This important standard is a critical milestone in the adoption of DRM technology as a vehicle to deliver high-value content to consumer electronic devices.

Customer Wins
•	Tally Solutions Pvt. Ltd., India’s biggest and most successful business accounting software vendor, selected SafeNet’s Sentinel Hardware Keys and RMS for its software security solution.

•	Digital River, Inc., a global leader in e-commerce outsourcing, selected SafeNet’s Sentinel RMS as it looks to enhance its digital revenue management platform.

•	Liebherr-Werk Ehingen GmbH, one of the world’s leading manufacturers of mobile cranes, has chosen SafeNet Sentinel products to secure its computer-based training modules. By implementing SafeNet’s Sentinel Hardware Keys, the company is able to license and deliver critical training content to its customers in a secure, controlled manner.
OEM
Product Announcements
•	SafeNet announced its SafeXcel™-5140, -5150, and -5160, the market’s first Enterprise Security Processors specifically designed for network equipment manufacturers targeting the fast-growing small and medium-sized enterprise (SME) market. Pre-integrated with SafeNet’s QuickSec Unified security software, the Enterprise Security Processors enable OEMs to build complete VPN gateways, broadband access devices and home networking equipment, while significantly reducing time-to-market.

•	SafeNet launched QuickSec IKEv2 and QuickSec for Telecom. The QuickSec products are a key component of SafeNet’s fully integrated security systems for VPN, Firewall, and Intrusion Prevention solutions. QuickSec for Telecom is the market’s first IPSec network security toolkit to secure third generation (3G) Wireless Networks. QuickSec IKEv2 Toolkit provides OEM developers with a fast, reliable, and secure IPSec authentication solution at a fraction of the cost and time needed for in-house designs.

•	SafeNet launched QuickSec Unified, the market’s first integrated security platform for network equipment manufacturers. OEM’s can now build complete unified threat management appliances for small to medium enterprises that provide high-performance, real–time protection against network security threats in a single device.

•	SafeNet announced QuickSec Unified Anti-Virus, an advanced anti-virus solution leveraging best-of-breed technology from Kaspersky Lab that enables network equipment manufacturers to add an effective defense against virus threats to their security appliances.

Customer Wins
•	Royal Philips Electronics selected SafeZone Software to provide the security foundation for Philips Trust v2 DRM Solution. In a joint effort with SafeNet’s Rights Management division, SafeNet and Philips will deliver an integrated DRM solution to the OEM marketplace, leveraging the Philips Trust v2 DRM Solution and SafeNet’s SafeZone Software.

•	Applied Micro Circuits Corporation (AMCC) licensed SafeNet’s SafeXcel IP cores to enable secure communications in their next generation PowerPC processors for networking and pervasive applications. SafeNet’s applicable technology is a silicon-proven cryptographic accelerator for Internet Protocol Security (IPsec), Secure Socket Layer (SSL), Transport Layer Security (TLS), and Secure Real-Time Transport Protocol (SRTP).

•	Wavesat, a leading developer of WiMAX silicon and reference designs, selected SafeNet’s SafeXcel-1141 security co-processor to power the WaveSat EvolutiveTM WiMAX DM256 reference design for OEM developers building WiMAX (Worldwide Interoperability for Microwave Access) broadband equipment. WiMAX is the 802.16 standard for wireless broadband networks.

•	K-Micro, a leader in advanced yet affordable ASIC technology used in the consumer electronics, computer, office-automation, networking and storage markets, selected SafeNet’s SafeXcel IP Packet Engine technology for its innovative Topaz computing subsystem for Silicon on Ceramic (SoC). The new Topaz subsystem will enable designers to bring applications requiring very high performance computing power – including set-top boxes, printers, routers, and storage devices – to market more easily and quickly.

•	Reef Point Systems, a leader in carrier-class security solutions for converged wireless and wireline networks, selected SafeNet’s QuickSec for Telecom to provide Internet Key Exchange v2 (IKEv2) for its massively scalable, multiservice Unlicensed Mobile Access (UMA) Security Gateway for mobile operators. The gateway enables secure WiFi roaming and provides mobile subscribers with maximum confidentiality by encapsulating call and signaling data in secure IPSec tunnels.
Transactions
Acquisitions
•	DMDsecure B.V., a global leader in digital rights management DRM software. The acquisition expanded SafeNet’s DRM division into the electronic content protection market.

•	MediaSentry, Inc., a global provider of anti-piracy and business management services for the recording and motion picture industries. The acquisition continued to expand SafeNet’s DRM division to include the protection of copyrighted content on peer-to-peer networks, while gaining a new competency in managed services.

•	Eracom, a leading IT security manufacturer and pioneer of Hardware Security Modules (HSM). Eracom augmented SafeNet’s Borderless security offering with the addition of its HSMs designed for the Electronic Funds Transfer (EFT), credit card and ATM segments of the financial services market, and its Privacy of Information (POI) products that encrypt data on PCs, laptops, servers, and portable media.
Fundraising
•	Private placement of $250 million of convertible subordinated notes due 2010. Concurrent with the offering of the notes, SafeNet used approximately $50 million of the net proceeds from the offering to fund the purchase of approximately 1.5 million shares of SafeNet common stock.
Current Business Outlook for First Quarter and Full Year 2006
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.
During the quarter, SafeNet’s corporate representatives may reiterate the company’s published Business Outlook during private meetings with investors, investment analysts, the media and others. Prior to the start of SafeNet’s quiet period for the first quarter of 2006, the public can continue to rely on the Business Outlook set forth in this press release as being SafeNet’s current expectations unless SafeNet publishes a notice stating otherwise. During the quiet period, SafeNet and its corporate representatives will not comment concerning the previously published Business Outlook and previously published guidance should no longer be considered the Company’s then current Outlook. During the quiet period, the Company’s press releases and filings with the SEC on Forms 10-K and 10-Q should be considered historical, speaking as of prior to the quiet period only and not subject to update by the Company. SafeNet’s quiet period at the end of the first quarter is expected to run from March 15, 2006 until financial results are released in April 2006.
For the quarter ending March 31, 2006, SafeNet currently expects to achieve revenues in the range of $65 to $69 million. The non-GAAP net income is expected to be in the range of $0.29 to $0.37 per diluted share. GAAP net income is expected to be in the range of $0.02 to $0.09 per diluted share.
For the year ending December 31, 2006, the Company currently expects to achieve revenues in the range of $290 to $310 million, and non-GAAP net income guidance of between $1.50 and $1.95 per diluted share. GAAP net income is expected to be in the range of $0.56 to $0.99 per diluted share.
Non-GAAP net income excludes: (i) non-cash acquisition related charges (net of taxes), consisting of amortization of acquired intangibles and compensation charges for unvested stock options, estimated to be approximately $6 million for the quarter ending March 31, 2006 and $21 million for the year ending December 31, 2006; (ii) acquisition related integration and non-

recurring items estimated to be approximately $1 million for the quarter ending March 31, 2006 and approximately $2 million for the year ending December 31, 2006; and (iii) compensation expense (net of taxes) associated with the expensing of stock options in accordance with FAS 123(r), estimated to be approximately $3.5 million for the quarter ending March 31, 2006 and approximately $14 million for the year ending December 31, 2006.
Non-GAAP financial measures used in this press release are reconciled to the appropriate GAAP measures in the tables contained in the Consolidated Statements of Operations and the Outlook reconciliation included in this press release.
During the year end audit process, we discovered errors that impacted prior quarters but did not materially impact the full year results. One error occurred during the second quarter of 2005 which consisted of an understatement of lease restructuring charges of approximately $700,000. Another error of approximately $600,000 was related to an understatement of our costs of revenues in our Classified Government business in the third quarter of 2005. These errors will be corrected in a 10-Q/A filing shortly.
Conference Call
As previously announced, SafeNet is hosting a conference call today at 5:15 pm EDT. To join SafeNet in the conference call, dial 1-866-713-8310 and use passcode 17806011 within the United States. If you are calling from outside the U.S., please dial 617-597-5308 and use the same passcode. The conference call will also be available via live webcast on SafeNet’s Investor Relations web site at www.safenetinvestor.com. A replay of the conference call will be immediately available via webcast on SafeNet’s Investor Relations site.
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, Cisco Systems, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this document that are not historical facts could be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and beliefs, are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, such as, among others, economic, business, competitive, and/or regulatory factors affecting SafeNet’s business generally, including those set forth in SafeNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, SafeNet’s results could differ materially from the expectations in these statements. SafeNet assumes no obligation and does not intend to update or alter these forward-looking statements, whether as a result of new information, future events, or otherwise.
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Editor’s Note: SafeNet, Sentinel, iKey and QuickSec are registered trademarks and SafeXcel is a trademark of SafeNet. All other trademarks are the property of their respective owners.

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31,	December 31,
	2005	2004
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$63,934	$74,751
Restricted cash	—	150
Short term investments	278,785	93,310
Accounts receivable, net of allowance for doubtful acco	68,014	55,286
Inventories, net of reserve	23,200	18,168
Unbilled costs and fees	4,025	1,259
Deferred income taxes	12,063	9,694
Other current assets	5,874	4,190

Total current assets	455,895	256,808
Equipment and leasehold improvements, net of accumulated	17,904	18,313
Computer software development costs, net of accumulated	3,886	2,349
Goodwill	338,244	305,311
Intangible assets, net of accumulated amortization	133,378	139,192
Other assets	8,168	2,005

	$957,475	$723,978

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,544	$11,615
Accrued salaries and commissions	13,935	13,046
Advance payments and deferred revenue	11,049	11,319
Accrued warranty	4,307	3,192
Other accrued expenses	12,973	8,159
Accrued income taxes	10,818	6,818

Total current liabilities	72,626	54,149

Long-term debt	250,000	—
Deferred tax liability	44,532	50,922
Other long-term liabilities	6,129	6,321

Total liabilities	373,287	111,392

Stockholders’ equity:
Preferred stock, $.01 par value per share.
Authorized 500 shares, none issued and outstanding	—	—
Common stock, $.01 par value per share.	254	244
Treasury stock	(49,990)	—
Additional paid-in capital	653,445	633,882
Unearned compensation	(2,422)	(6,719)
Accumulated other comprehensive income	2,921	9,309
Accumulated deficit	(20,020)	(24,130)

Net stockholders’ equity	584,188	612,586

	$957,475	$723,978

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited — In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004
Revenues (1)
Licenses and royalties	$5,792	$2,377	$3,501	$17,544	$9,677
Products	62,389	55,582	51,523	217,086	172,145
Service and maintenance	8,899	5,830	7,882	28,666	19,778

	77,080	63,789	62,906	263,296	201,600

Cost of revenues	40,128	31,167	34,496	136,181	99,753

Gross profit	36,952	32,622	28,410	127,115	101,847

Restructuring charges	81	(285)	(95)	2,684	1,300
Research and development expenses	7,460	6,737	7,521	31,258	23,771
Sales and marketing expenses	13,253	9,007	13,810	49,782	28,974
General and administrative expenses	5,197	4,160	5,168	20,721	16,216
Write-off of acquired in-process research and development costs(2)	—	—	(1,119)	1,196	—
Costs of integration of acquired companies	854	7,973	834	7,422	15,908
Amortization of unearned compensation	1,109	1,752	1,119	4,725	5,925
Amortization of acquired intangible assets	2,542	2,503	2,267	9,175	8,676

Total operating expenses	30,496	31,847	29,505	126,963	100,770

Operating (loss) income	6,456	775	(1,095)	152	1,077

Interest and other income, net	2,073	638	1,182	6,163	2,687

Income (loss) before income taxes	8,529	1,413	87	6,315	3,764
Income tax expense	(1,426)	(178)	228	(2,205)	(1,581)

Net income (loss)	$7,103	$1,235	$315	$4,110	$2,183

Income (loss) per common share:

Basic	$0.29	$0.05	$0.01	$0.17	$0.10

Diluted	$0.28	$0.05	$0.01	$0.16	$0.10

Shares used in computation:
Basic	24,846	24,525	25,009	24,751	21,816
Diluted	25,759	25,277	25,935	25,659	22,637
(1)	Certain prior period amounts were reclassified to conform to current period presentation

(2)	The Company has reduced the write-off of in-process research and development based on a preliminary valuation performed by a third party expert

SAFENET, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS, NON-GAAP
(Unaudited — In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2005	2004	2005	2005	2004
Revenues (1)
Licenses and royalties	$5,792	$2,377	$3,501	$17,544	$9,677
Products	62,389	55,582	51,523	217,086	172,145
Service and maintenance	8,899	5,830	7,882	28,666	19,778

	77,080	63,789	62,906	263,296	201,600

Cost of revenues	36,155	27,595	30,843	121,078	88,133

Gross profit	40,925	36,194	32,063	142,218	113,467

Research and development expenses	7,209	6,737	7,158	29,914	23,771
Sales and marketing expenses	12,786	9,007	12,281	46,366	28,974
General and administrative expenses	4,978	4,160	4,821	19,693	16,216

Total operating expenses	24,973	19,904	24,260	95,973	68,961

Operating income	15,952	16,290	7,803	46,245	44,506

Interest and other income, net	2,073	638	1,182	6,163	2,687

Income before income taxes	18,025	16,928	8,985	52,408	47,193

Income tax expense	(6,309)	(5,925)	(3,145)	(18,343)	(16,518)

Net income	$11,716	$11,003	$5,840	$34,065	$30,675

Income per common share:

Basic	$0.47	$0.45	$0.23	$1.38	$1.41

Diluted	$0.45	$0.44	$0.23	$1.33	$1.36

Shares used in computation:
Basic	24,846	24,525	25,009	24,751	21,816
Diluted	25,759	25,277	25,935	25,659	22,637
(1)	Certain prior period amounts were reclassified to conform to current period presentation

Reconciliation to GAAP:
Amortization of acquired intangibles — cost of revenue	3,860	3,430	3,488	14,328	11,104
Amortization of unearned compensation — cost of reve	93	142	93	390	516
Cost of goods sold — non-recurring	20	—	72	385	—

Total cost of goods sold adjustments	3,973	3,572	3,653	15,103	11,620

Restructuring charges	81	(285)	(95)	2,684	1,300
Write-off of acquired in-process R&D	—	—	(1,119)	1,196	—
Research and development — non-recurring	251	—	363	1,344	—
Sales and marketing — non-recurring	467	—	1,529	3,416	—
General and administrative — non-recurring	219	—	347	1,028	—
Integration costs	854	7,973	834	7,422	15,908
Amortization of unearned compensation — operating ex	1,109	1,752	1,119	4,725	5,925
Amortization of acquired intangibles — operating expe	2,542	2,503	2,267	9,175	8,676

Total operating expense adjustments	5,523	11,943	5,245	30,990	31,809

Variance in income tax	(4,883)	(5,747)	(3,373)	(16,138)	(14,937)

Total Adjustments	4,613	9,768	5,525	29,955	28,492